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                                                           Exhibit (a)(2)(lxxix)

                                                                    News Release
                                              [Willamette Industries, Inc. Logo]



FOR IMMEDIATE RELEASE

CONTACT: Greg Hawley           Jackie Lang            Paul Verbinnen/David Reno/
         EVP & CFO             Communications Manager Jim Barron
         Willamette Industries Willamette Industries  Citigate Sard Verbinnen
         503-273-5640          503-721-2769           212-687-8080

                    WILLAMETTE REACHES AGREEMENT IN PRINCIPAL
              FOR SALE TO WEYERHAEUSER FOR $55.50 PER SHARE IN CASH

                     Ends Negotiations With Georgia-Pacific

PORTLAND, ORE. -- January 21, 2002 -- Willamette Industries (NYSE: WLL) today announced that it has reached an agreement in principal for the sale of Willamette to Weyerhaeuser (NYSE:WY) for $55.50 per share in cash, subject to negotiation of a definitive merger agreement. The Company also announced that negotiations with Georgia-Pacific Corp. (NYSE: GP) have ended. The Weyerhaeuser agreement will be considered at a Willamette Board meeting expected to be convened prior to the end of January.

Willamette Industries is an integrated forest products company with 106 plants, located in the U.S., France, Ireland and Mexico. The Company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, and corrugated packaging and grocery bags.

                                      # # #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.